Exhibit 8.1

Lilium N.V. Claude-Dornier-Straße 1 Bldg. 335, 82234 Wessling, Germany	Washington, DC 700 13th Street, NW, 10th Floor Washington, DC 20005 Claude Stansbury T +1 (202) 777-4500 freshfields.us

October 3, 2022

Ladies and Gentlemen:

We have acted as special U.S. federal income tax counsel to Lilium N.V., a Dutch public limited liability company (the “Company,” “you,” “your” or similar terms), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of a post-effective amendment no. 1 to Form F-1 on Form F-3 to convert the registration statement on Form F-1 (File No. 333-265592) filed by the Company with the Commission on June 14, 2022 (the “Prior Registration Statement”) into a registration statement on Form F-3 under the Securities Act of 1933, as amended (the “Securities Act”),covering the offer and sale from time to time by Tumim Stone Capital LLC (“Tumim”) of up to 21,691,268 shares of the Company’s class A ordinary shares, nominal value €0.12 per share (the “Class A Shares”).

The post-effective amendment no. 1 to the Prior Registration Statement of the Company on Form F-3, filed on October 3, 2022, together with all exhibits thereto is herein called the “Registration Statement”. You have requested our opinion concerning the statements in the Registration Statement under the heading “Taxation – Material U.S. Federal Income Tax Considerations for U.S. Holders”.

In rendering our opinion, we have reviewed the Registration Statement and the Company’s audited financial statements as of December 31, 2021 and 2020 and for each of the three years in the period ended December 31, 2021, including the accompanying notes, incorporated by reference into the Registration Statement and participated in discussions with officers and representatives of the Company and representatives of the independent registered public accounting firm for the Company, at which discussions the contents of these documents were discussed.

In addition, we have examined and relied as to matters of fact upon the Registration Statement and such corporate and other records, agreements, documents and other instruments and certificates or comparable documents of public officials and of officers and representatives of the Company and such other persons, and we have made such other investigations, as we have deemed relevant and necessary in order to enable us to render this opinion. Our opinion is conditioned on the initial and continuing accuracy of the facts, information and analyses set forth in the Registration Statement and such other documents.

Freshfields Bruckhaus Deringer is an international legal practice operating through Freshfields Bruckhaus Deringer US LLP, Freshfields Bruckhaus Deringer LLP, Freshfields Bruckhaus Deringer (a partnership registered in Hong Kong), Freshfields Bruckhaus Deringer Law office, Freshfields Bruckhaus Deringer Foreign Law Office, Studio Legale associato a Freshfields Bruckhaus Deringer, Freshfields Bruckhaus Deringer Rechtsanwälte Steuerberater PartG mbB, Freshfields Bruckhaus Deringer Rechtsanwälte PartG mbB and other associated entities and undertakings. For further regulatory information please refer to www.freshfields.com/support/legal-notice.

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In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals and the conformity with authentic originals of all documents submitted to us as copies. As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied, without independent verification, upon oral or written statements and representations of public officials, officers and other representatives of the Company. We have also assumed that the Registration Statement will be declared effective by order of the Commission and will remain effective at the time the Class A Shares are issued. The purpose of our engagement was not to establish or confirm factual matters set forth in the Registration Statement and we have not undertaken any obligation to verify independently any of the factual matters set forth in those documents. Moreover, many of the determinations required to be made in the preparation of such documents involve judgments that are primarily of a non-legal nature. Any inaccuracy in any of the aforementioned assumptions could adversely affect our opinion.

Our opinion is based on existing provisions of the U.S. Internal Revenue Code of 1986, as amended, U.S. Treasury Regulations promulgated thereunder, administrative and judicial decisions, and rulings and other pronouncements of the Internal Revenue Service as in effect on the date of this opinion, all of which are subject to change (possibly with retroactive effect) or reinterpretation. No assurances can be given that a change in the law on which our opinion is based or the interpretation thereof will not occur or that such change will not affect the opinion expressed herein. We undertake no responsibility to advise of any such developments in the law.

Based upon our examination and subject to the qualifications set forth in this letter, and subject to the qualifications, exceptions, assumptions and limitations set forth in the Registration Statement, we are of the opinion that the statements set forth in the Registration Statement under the heading “Taxation – Material U.S. Federal Income Tax Considerations for U.S. Holders,” insofar as such statements constitute descriptions of or conclusions with respect to United States federal income tax law, are correct in all material respects. Notwithstanding the foregoing, we do not express any opinion herein with respect to the Company’s status as a passive foreign investment company (“PFIC”) for United States federal income tax purposes for any taxable year, for the reasons stated in the discussion on PFICs set forth in the Registration Statement under the heading “Taxation – Material U.S. Federal Income Tax Considerations for U.S. Holders.”

Our opinion is limited to the federal income tax law of the United States and to the issues specifically addressed in this letter. We express no opinion on any other laws, we intimate no view on any other matter that may be relevant to your interests and we do not undertake to advise you of changes in law or fact that may come to our attention after the date of this letter. This letter speaks only as of its date, and we assume no obligation to advise you or any other person of any change in law or fact that occurs after the date of this opinion letter, even though such change may affect the legal analysis or legal conclusion expressed in this letter. We also caution you that our opinions depend upon the facts, assumptions and representations to which this letter refers, and our conclusions could differ if those facts and assumptions were found to be different. Should the United States Internal Revenue Service take a position inconsistent with our conclusions, there can be no assurance that it will not prevail.

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This letter is furnished by us to you solely in connection with the Registration Statement. The opinion expressed in this letter is solely for your benefit and the benefit of persons entitled to rely thereon pursuant to applicable provisions of the Securities Act and the rules and regulations of the Commission promulgated thereunder, and may not be used, quoted, relied upon in any manner or otherwise referred to for any other purpose by any other person or entity.

We hereby consent to the filing of this opinion with the Commission as Exhibit 8.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission.

Sincerely, Freshfields Bruckhaus Deringer US LLP